UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

Lorillard, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34097	13-1911176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

714 Green Valley Road

Greensboro, North Carolina 27408-7018

(Address of principal executive offices, including zip code)

(336) 335-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 18, 2013, consistent with its commitment to eliminate the tax gross up provision in its severance agreements with certain named executive officers by January 1, 2014, Lorillard, Inc. (the “Company”) provided notice to David H. Taylor, Randy B. Spell, Ronald S. Milstein and Charles E. Hennighausen, each a named executive officer (together, the “Executives”) of the non-renewal of their existing severance agreements with the Company, each dated July 9, 2008 (the “Prior Severance Agreements”), which will expire on December 31, 2013. On September 18, 2013, the Company and each of the Executives entered into new Severance Agreements (the “New Severance Agreements”), which will become effective January 1, 2014. The terms of the New Severance Agreements are substantially the same as those of the Prior Severance Agreements, except for the elimination of the tax gross up provision for “excess parachute payments” and addition of certain restrictive covenants. A copy of the form of New Severance Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The initial term of the New Severance Agreements expires on December 31, 2014, but is automatically renewed for successive calendar years commencing on January 1, 2015 unless notice of nonrenewal has been provided by either party to the New Severance Agreement. The New Severance Agreements are automatically extended for twenty-four months following a Change in Control.

A Change in Control is deemed to occur if: (i) any person becomes the owner of 30% or more of the Company’s voting securities; (ii) the majority of the membership of the Board changes without approval of two-thirds of the directors who either were directors on the date of the related New Severance Agreement, or whose election was previously so approved; (iii) there is a merger or consolidation with another company following which the members of the Board do not constitute a majority of the members of the board of the surviving entity; or (iv) there is a sale or disposition of all or substantially all of the Company’s assets or the stockholders approve a plan of complete liquidation.

Benefits are payable under the New Severance Agreements only upon termination of the Executive’s employment by the Company other than for cause or by the executive for Good Reason within two years following (or in connection with) a Change in Control. “Good Reason” includes the assignment of duties inconsistent with the Executive’s status or a substantial adverse alteration in the nature or status of the Executive’s responsibilities, relocation of the principal place of employment to a location that increases the one-way commute by more than 25 miles, reduction in base salary or failure to continue comparable compensation and benefit plans.

The New Severance Agreements provide for the following benefits upon termination of the Executive’s employment in a manner entitling the Executive to benefits:

•	three times the sum of (i) the individual’s base salary in effect immediately prior to termination of employment (or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (ii) the target annual incentive for the individual;

•	continued life, dental, accident and health insurance benefits for three years;

•	a pro rata bonus for the year in which employment terminates;

•	payment equal to incremental benefits and contributions the Executive would have earned under Company pension and defined contribution plans assuming the Executive continued employment for an additional three years;

•	outplacement services not to exceed $25,000; and

•	replacement of the tax gross up provision for “excess parachute payments” in the Prior Severance Agreements with a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times the “base amount” pursuant to Section 280G of the Internal Revenue Code, if such reduction would place the Executive in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid.

The foregoing benefits are subject to the Executive’s agreement to one-year non-competition, two-year non-solicitation and confidentiality covenants. The above description of the New Severance Agreement is qualified in its entirety by reference to the terms of the agreement attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Severance Agreement for Named Executive Officers, other than the Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORILLARD, INC.
(Registrant)

	By:	/s/ David H. Taylor
David H. Taylor
Executive Vice President, Finance and Planning and Chief Financial Officer

Dated: September 20, 2013